Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-181014-01

Pricing Supplement

Dated March 24, 2014

United Airlines, Inc.

$949,459,000

2014-1 Pass Through Trust

Class A and Class B Pass Through Certificates, Series 2014-1

Pricing Supplement dated March 24, 2014 to the preliminary prospectus supplement dated March 24, 2014 relating to the Class A Certificates and Class B Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2014-1 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2014-1 (“Class B Certificates”)

Amount:	$736,647,000	$212,812,000

CUSIP:	90932P AA6	90932P AB4

ISIN:	US90932PAA66	US90932PAB40

Coupon:	4.00%	4.75%

Make-Whole Spread over Treasuries:	0.25%	0.50%

Available Amount under Liquidity Facility at April 11, 2015:	$44,198,820	$15,162,855

Initial Maximum Commitment Amount Under Liquidity Facility:	$44,526,219	$15,275,173

Public Offering Price:	100%	100%

Underwriting:
Morgan Stanley & Co. LLC	$116,636,000	$33,696,000
Credit Suisse Securities (USA) LLC	$116,636,000	$33,696,000
Deutsche Bank Securities Inc.	$116,636,000	$33,695,000
Citigroup Global Markets Inc.	$116,636,000	$33,695,000
Barclays Capital Inc.	$116,636,000	$33,694,000
Goldman, Sachs & Co.	$116,636,000	$33,694,000
Credit Agricole Securities (USA) Inc.	$36,831,000	$10,642,000

Concession to Selling Group Members:	0.50%	0.50%

Discount to Broker/Dealers:	0.25%	0.25%

Underwriting Commission:	$9,494,590

Settlement:	April 7, 2014 (T+10) closing date, the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley toll-free at 1-866-718-1649 or Credit Suisse toll-free at 1-800-221-1037.